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                                                               EXHIBIT (a)(1)(O)



                                 DELTA AIR LINES
                          OPTION EXCHANGE PROGRAM (OEP)
                                IVR REQUIREMENTS


ACD Message played prior to IVR greeting: If you are calling to participate in the SkyShares Stock Option Exchange Program you may use the Interactive Voice Response to enter your election by entering 6 after your PIN. By electing to participate in the Stock Option Exchange Program, you acknowledge that you have received Delta's official offer materials. These materials are called the Offer to Exchange Certain Outstanding Options for New Stock Options dated May 28, 2003 Thank you.

Add prompt to the Delta SOP Menu: "To participate in the SkyShares Stock Option Exchange Program, Enter 6."

"Delta Air Lines is offering the SkyShares Stock Option Exchange Program through
<June 25, 2003>. This is a one-time offer, which allows you to exchange your outstanding SkyShares stock options for a replacement grant in <December 2003>. The detailed terms of the exchange are described in your official offer materials and are described on-line at the HR Employee Connection."

OEP MENU: "To participate in the SkyShares Stock Option Exchange Program, Enter
1. To learn about the SkyShares Stock Option Exchange Program, Enter 2. To change a previous election or speak with a Representative at any time, Enter 0."

- ENTERS 1 FROM OEP MENU (YES ELECTION), BUT EMPLOYEE IS NOT ELIGIBLE: " Delta's records indicate that you are not eligible to participate in the SkyShares Stock Option Exchange Program. To speak with a Representative or for additional information, Enter 0."

-        ENTERS 1 FROM OEP MENU (YES ELECTION), BUT HAS A PREVIOUS ELECTION ON
FILE: "Our records indicate that you have made a previous SkyShares stock option exchange election. To speak with a Representative or to change this election, Enter 0."

- ENTERS 1 FROM OEP MENU (YES ELECTION), AND IS ELIGIBLE: "The following SkyShares stock options are available for exchange. You will be eligible to receive one replacement option in <December, 2003> for every three options you exchange."

LIST THE FOLLOWING INFORMATION FOR EACH ELIGIBLE GRANT: "Your (mm/dd/ccyy) grant of <#> options at a grant price of <$>". (Etc. for each grant - 1996, 1997, and 1998 )

"You must exchange all of these options if you participate in the SkyShares Stock Option Exchange program. To exchange all of these options, Enter 1. To return to the SkyShares Option Exchange Program menu, Enter 2."

- ENTERS 1 FROM OEP MENU (YES ELECTION) "You have elected to exchange all of your SkyShares stock options. If this is correct, Enter 1. If this is incorrect, Enter 2." (Entering 2 routes caller back to OEP menu.)

CONFIRMATION: "Thank you. You will receive confirmation of your election in the mail. If you wish to change your election, you may do so at any time before <7 p.m>. Eastern Standard Time on <June 25, 2003>. To speak with a Representative to change a previous election, Enter 0. To return to the main menu, Enter 9."

ENTERS 2 FROM OEP MENU: "General terms for participation in the SkyShares Stock Option Exchange Program include but are not limited to the following:


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                                 DELTA AIR LINES
                          OPTION EXCHANGE PROGRAM (OEP)
                                IVR REQUIREMENTS

- Any exchange election will include all of your eligible outstanding grants.
- At the end of the election period, all surrendered options will be cancelled. A replacement grant is planned for <December 2003>.
- On or before <7 p m> Eastern Standard Time on <June 25, 2003>you may withdraw your election to participate in the SkyShares Stock Option Exchange Program by speaking with a Representative. After <7:00 pm> Eastern Standard Time or on weekends, you may fax a cancellation form to Merrill Lynch. The form and fax number can be found in your official offer materials and at the HR Employee Connection.
- Replacement options will be granted at a 3-1 ratio - For example, if you surrendered 300 existing stock options, you would be awarded 100 replacement options in <December 2003>.
- The grant price of the replacement options awarded will be based on the fair market value of Delta common stock on the grant date for the replacement options.
- You should refer to your official offer materials for more detailed information about the exchange program.

"To return to the previous menu, enter 8. To return to the main menu, enter 9. To speak with a representative, enter 0."

AFTER WINDOW PERIOD CLOSES:
Enter 6 for OEP menu:
"The SkyShares Option Exchange Program offer closed as of <7 p.m.> Eastern Standard Time on <June 25, 2003>. To return to the main menu, Enter 9. To speak with a Representative, Enter 0.